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                                                                    EXHIBIT 12.1


                         WORLDWIDE FLIGHT SERVICES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                                       Year Ended December 31,             6 Months     3 Mths      3 Mths
                                                                                          Ended June  Ended March  Ended June
                                                                                              30,         31,         30,
                                             -------------------------------------------  ----------  -----------  ----------
                                              1994      1995     1996      1997     1998     1998        1999        1999
                                                                                 (In thousands)

Earnings:
    Earnings (loss) from
      continuing operations
      before income taxes and
      extraordinary loss                     $ 4,915  $ 5,386  $ 7,450   $ 7,695   $10,794   $ 4,405   $ 1,619       $ 1,126


Add:  Total fixed charges (per below)          3,461    4,010    4,550     3,686     4,532     2,161     1,214         2,787


Less: Interest capitalized                         0        0        0         0         0         0         0             0
                                             -------  -------  -------   -------   -------   -------   -------       -------
      Total earnings                         $ 8,376  $ 9,396  $12,000   $11,381   $15,326   $ 6,566   $ 2,833       $ 3,913
                                             =======  =======  =======   =======   =======   =======   =======       =======


Fixed charges:
      Interest                               $     0  $     0  $     0   $     0   $     0   $     0   $     0         1,464


      Portion of rental expenses
        representative of the
        interest factor                        3,461    4,010    4,550     3,686     4,532   $ 2,161     1,214         1,231


      Amortization of debt expense                 0        0        0         0         0         0         0            92
                                             -------  -------  -------   -------   -------   -------   -------       -------

         Total fixed charges                 $ 3,461  $ 4,010  $ 4,550   $ 3,686   $ 4,532   $ 2,161   $ 1,214       $ 2,787
                                             =======  =======  =======   =======   =======   =======   =======       =======

Ratio of earnings to fixed charges               2.4x     2.3x     2.6x      3.1x      3.4x      3.0x      2.3x          1.4x
                                             =======  =======  =======   =======   =======   =======   =======       =======
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